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                              CERTIFICATE OF DESIGNATIONS

                       [ ]% CUMULATIVE PREFERRED STOCK, SERIES F

                                          OF

                                      SALOMON INC


                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware

          Salomon Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the Board of Directors of the Company (the "Board of Directors") and the Preferred Stock Issuance Committee of the Board of Directors, pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended, of the Company and by Section 151 of the General Corporation Law of the State of Delaware, and pursuant to authority conferred upon the Preferred Stock Issuance Committee of the Board of Directors by Section 141(c) of the General Corporation law of the State of Delaware, by Article IV, Section 4 of the By-Laws of the Company and by the resolutions of the Board of Directors set forth herein, have adopted the following resolutions creating a series of preferred stock, without par value, of the Company, designated as [ ]% Cumulative Preferred Stock, Series F:

          1. The Board of Directors on March 7, 1990, adopted the following resolutions authorizing the issuance and sale of up to 1,800,000 shares of preferred stock, without par value, of the Company (defined therein as the "Preferred Shares"), designating a Preferred Stock Issuance
Committee of the Board of Directors and authorizing such committee to act on behalf of the Board of Directors in connection with the issuance and sale of such preferred stock:

          "NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to obtain equity financing, which may be domestic or foreign financing or a combination thereof, through the issuance and sale of Preferred Shares; that . .
 . [the Preferred Stock Issuance] Committee shall have all the powers and authority of the Board of Directors in


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connection with the issuance of Preferred Shares except as
otherwise required by law . . .


          FURTHER RESOLVED, that the Committee be and it hereby is authorized to negotiate and determine . . . the terms and provisions of each series of Preferred Shares to be issued and sold (including, but not limited to, the aggregate purchase price for Preferred Shares of such series, regardless of amounts due and payable upon redemption or liquidation of the Company, the designation of such series of Preferred Shares, the number of shares constituting such series, the dividend rate, whether dividends are cumulative, the currency or currency unit in which such series of Preferred Shares will be denominated or payable, the redemption provisions, including limitations on prepayment and prepayment penalties, the provisions for a sinking fund, the liquidation provisions, convertibility into shares of common stock, par value $1, of the Company ("Common Shares"), exchangeability for other equity or debt securities, and priority in relation to all other equity securities of the Company) . . ."

          2. The Board of Directors on May 14, 1991, adopted the following resolution:

          "NOW, THEREFORE, BE IT RESOLVED, that in addition to any voting rights provided in the Company's Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation"), for all series of the Company's preferred stock, and any voting rights provided by law, the holders of shares of each series of preferred stock of the Company created by the Preferred Stock Issuance Committee of the Board of Directors pursuant to the authority granted to such committee in the resolutions adopted by the Board of Directors on March 7, 1990 (each such series, the "Applicable Series") shall, unless otherwise determined by resolution of the Board of Directors, have the following voting rights:

               (a)  So long as any shares of the Applicable
        Series shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of the Applicable Series, and all other series of the Company's preferred stock, without par value (collectively with the Applicable Series, the "Preferred Stock"), voting as a


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        single class, given in person or by proxy at a meeting
        at which the holders of such shares shall be entitled to vote separately as a class, the Company shall not:

        (i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ("Senior Stock") over the Preferred Stock; (ii) reclassify any shares of stock of the Company into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock; (iv) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Preferred Stock so as to affect the Preferred Stock adversely; provided, however, that if any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Preferred Stock at the time outstanding, the consent or approval of the holders of at least twothirds of the number of the outstanding shares of each such series so affected, similarly given, shall be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of outstanding shares of Preferred Stock as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation (except a wholly owned subsidiary of the Company); provided, however, that no separate vote of the holders of the Preferred Stock as a class shall be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Company (such transactions being hereinafter in this proviso referred to as a "reorganization") if (A) the resulting, surviving or acquiring corporation will have after such reorganization no stock either authorized or outstanding (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and (B) each holder of shares of


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        Preferred Stock immediately preceding such
        reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting,

        surviving, or acquiring corporation.

            So long as any shares of Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of such shares at the time outstanding, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Company shall not amend the provisions of its Certificate of Incorporation so as to increase the amount of the authorized Preferred Stock or so as to authorize any other stock ranking on a parity with the Preferred
        Stock either as to payment of dividends or upon liquidation.

            (b)  If on any date a total of six quarterly
        dividends on the Applicable Series have fully accrued but have not been paid in full, the holders of shares of the Applicable Series, together with the holders of all other then-outstanding shares of any series of the Preferred Stock (or any other series or class of the Company's preferred stock) as to which series or class a total of six quarterly dividends have fully accrued but have not been paid in full and which such series or class shall be entitled to the rights described in this paragraph (b) (collectively, "Defaulted Preferred Stock"), shall have the right, voting together as a single class, to elect two directors. Such right of the holders of Defaulted Preferred Stock to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Company, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically. So long as such right to vote continues


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        (and unless such right has been exercised by written
        consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock as hereinabove authorized), the Secretary of the Company may call, and upon the written request of the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock addressed to him at the principal office of the Company shall call, a special meeting of the holders of such shares for the election of such two directors as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated under the circumstances set forth in the second sentence of this paragraph (b). In case of any vacancy occurring among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the directors whose places shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.


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             (c)  Except as provided herein or in the
        Certificate of Incorporation, or as required by law, the holders of shares of the Applicable Series shall have no voting rights and their consent shall not be required for the taking of any corporate action."


          3. The Board of Directors on April 22, 1996, adopted the following resolution:

          "NOW, THEREFORE, BE IT RESOLVED, that the Company is hereby authorized to obtain financing ... through the public or private offering, issuance and sale of units (the "Units") consisting of (i) Preferred Securities (the "Trust-Issued Preferred Securities") of a Delaware business trust (the "Trust") and (ii) Purchase Contracts (the "Purchase Contracts") requiring the purchase of Depositary Shares (the "Depositary Shares") each representing a fractional interest in a share of a series of Cumulative Preferred Stock (the "Company Preferred Stock") of the Company, and ...

          that . . . the Preferred Stock Issuance Committee be and hereby is authorized to negotiate and determine the form, terms and provisions of the Company Preferred Stock, including, without limitation, the aggregate purchase price for shares of the Company Preferred Stock, regardless of amounts due and payable upon redemption or liquidation of the Company, the designation of the Company Preferred Stock, the number of shares constituting such series, the dividend rate, whether dividends are cumulative, the currency or currency unit in which the Company Preferred Stock will be denominated or payable, the redemption provisions, including limitations on prepayment and prepayment penalties, the provisions for a sinking fund, the liquidation provisions, convertibility into shares of Common Stock of the Company, exchangeability for other equity or debt securities and priority in relation to all other equity securities of the Company . . ."

          4. The Preferred Stock Issuance Committee of the
Board of Directors on [ ], 1996, adopted the following resolution:

          "RESOLVED, that a series of the class of authorized Preferred Stock, without par value, of the Company be hereby created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the


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shares of such series, and the qualifications, limitations
or restrictions thereof are as follows:

          SECTION 1. Designation and Amount. The shares of
such series shall be designated as the "[ ]% Cumulative
Preferred Stock, Series F" (the "Series F Preferred Stock")
and the number of shares constituting such series shall be
[      ], which number may be increased or decreased by the

Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series F Preferred Stock.

          SECTION 2. Dividend and Distributions. (a) The holders of shares of Series F Preferred Stock, before any dividends may be declared or paid to the holders of shares of the Common Stock ot of any other capital stock of the Company ranking junior to the Series F Preferred Stock as to the payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Company legally available for the payment of dividends, cumulative cash dividends at the annual rate of [ ]% of the liquidation preference per share of Series F Preferred Stock (equivalent to $ per annum per shares of Series F Preferred Stock), and no more, in equal quarterly payments (rounded down to the nearest cent) on [ ], [ ], [ ] and [ ] in each year (each a "Payment Date"), commencing on the first Payment Date following the date of issuance of the Series F Preferred Stock.

          (b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from the date of original issue of the Series F Preferred Stock. The amount of dividends so payable for any period shorter than a full quarterly dividend period shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend declared thereon shall be the close of business on the fifteenth day (whether or not a business day) immediately


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preceding the Payment Date or such other date, no more than
60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee thereof.

          SECTION 3. Certain Restrictions. (a) Whenever quarterly dividends payable on shares of Series F Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series

F Preferred Stock shall have been paid in full or declared and set apart for payment, the Company shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series F Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series F Preferred Stock ("Parity Stock"), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series F Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Company may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series F Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (b) The Company shall not permit any Subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, pursuant to paragraph (a) of this


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Section 3, purchase or otherwise acquire such shares at
such time and in such manner.

          SECTION 4. Redemption. (a) The shares of Series F Preferred Stock shall not be redeemed by the Company prior
to the later of [         ], 2001, and the date of issue of
the Series F Preferred Stock. The Company at its option, may redeem its shares of Series F Preferred Stock, as a whole or in part, at any time or from time to time on or after the later of [ ], 2001, and the date of issue of the Series F Preferred Stock at a price of $500 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption.
The Company's election to redeem shares of Series F
Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30 nor more than 60 days' notice prior to the redemption date fixed by the Board of Directors and specified therein to holders of record of the shares of Series F Preferred Stock to be redeemed and given as hereinafter provided.

          (b) If less than all shares of Series F Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

          (c) Notice of any redemption of shares of Series F Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York. A similar notice shall be mailed by the Company, or its agent, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series F Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Company, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series F Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series F Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.

          (d) Notice having been given pursuant to paragraph
(c) of this Section 4, the Company shall provide the moneys for the payment of the redemption price by


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depositing the amount thereof with a bank or trust company
doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Company to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price (but without interest), shall cease, and provided further that all dividends on the Series F Preferred Stock thereby called for redemption shall cease to accrue from and after the date of redemption specified, unless the Company shall fail to make such deposit as aforesaid. Any interest allowed on moneys so deposited shall be paid to the Company. Any moneys so deposited which shall remain unclaimed by the holders of such Series F Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Company.

          SECTION 5. Reacquired Shares. Any shares of
Series F Preferred Stock redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without par value, of the Company and may be reissued as part of another series of Preferred Stock, without par value, of the Company, subject to the conditions or restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          SECTION 6. Liquidation, Dissolution or Winding Up.
(a) Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series F Preferred Stock shall have received $500 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series F Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the liquidating


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distribution to which holders of the Series F Preferred Stock are entitled, such holders shall have no right or claim to any of the remaining assets of the Company.

          (b) Neither the consolidation, merger or other business combination of the Company with or into any other
Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 6.

          SECTION 7. Voting Rights. The holders of shares of
Series F Preferred Stock shall have the voting rights

provided for in the resolution adopted by the Board of Directors on May 14, 1991.

          SECTION 8. Definitions. For the purposes of the Certificate of Designations of the Series F Preferred Stock which embodies this resolution:

          "Persons" shall mean any individual, firm, corporation or other entity, and shall include any successor
(by merger or otherwise) of such entity.

          "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          SECTION 9. Rank. The Series F Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of the Series A Cumulative Convertible Preferred Stock of the Company, the 9.50% Cumulative Preferred Stock, Series C of the Company, the 8.08% Cumulative Preferred Stock Series D of the Company and the 8.40% Cumulative Preferred Stock Series E of the Company and prior to all shares of the Series B Junior Participating Preferred Stock of the Company."


          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of [ ]% Cumulative Preferred
Stock, Series F to be duly executed by its Senior Vice


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President and attested to by its Secretary and has caused
its corporate seal to be affixed hereto, this        day
of                , 1996.


                              SALOMON INC

                                by
                                  --------------------------

[Seal]

Attest:


- -----------------------
     Secretary